Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Penn Virginia Corporation:

          We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-59647, 33-96463, 333-82274, 33-96465 and 333-103455) and Form S-3 (File No. 333-110193) of Penn Virginia Corporation (the “Company”) of our reports dated March 14, 2006, with respect to the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005 which reports appear in the December 31, 2005, Annual Report on Form 10-K of the Company.

          Our report dated March 14, 2006, on the consolidated financial statements contains an explanatory paragraph that states that the Company changed its method of accounting for asset retirement obligations effective January 1, 2003.

          Our report dated March 14, 2006 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that in conducting management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, the Company excluded its natural gas midstream business, which was acquired on March 3, 2005 and which now operates as PVR Midstream LLC, as permitted by the Securities and Exchange Commission.  PVR Midstream LLC’s total assets were $241.9 million, or approximately 19 percent of the Company’s total assets, as of December 31, 2005, and PVR Midstream LLC’s total revenues were $350.6 million, or approximately 52 percent of the Company’s total revenues, for the year ended December 31, 2005.

KPMG LLP

Houston, Texas
March 14, 2006